Exhibit 99
JOHNSON CONTROLS, INC.
QUARTERLY SEGMENT INFORMATION
(in millions; unaudited)

	Three-Months Ended				Year Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Sept. 30,
	2003	2004	2004	2004	2004
Net sales
Controls Group	$1,256.3	$1,315.6	$1,320.8	$1,431.0	$5,323.7

Seating & Interiors — North America	2,271.5	2,208.4	2,318.4	2,199.5	8,997.8
Seating & Interiors — Europe	1,783.5	1,993.2	2,026.4	1,874.5	7,677.6
Seating & Interiors — Asia	242.2	272.6	275.4	302.4	1,092.6

Subtotal Seating & Interiors	4,297.2	4,474.2	4,620.2	4,376.4	17,768.0

Battery Group	588.8	516.7	534.6	631.6	2,271.7

Total	$6,142.3	$6,306.5	$6,475.6	$6,439.0	$25,363.4

Operating income
Controls Group	$48.6	$43.2	$67.8	$82.5	$242.1
Seating & Interiors — North America	128.3	127.9	177.2	152.2	585.6
Seating & Interiors — Europe	(4.0)	18.4	33.0	66.8	114.2
Seating & Interiors — Asia	3.7	7.2	8.4	18.5	37.8

Subtotal Seating & Interiors	128.0	153.5	218.6	237.5	737.6

Battery Group	70.9	45.9	56.7	63.9	237.4

Total	247.5	242.6	343.1	383.9	1,217.1

Restructuring Costs	—	(82.4)	—	—	(82.4)
Japanese Pension Gain	—	84.4	—	—	84.4

Consolidated Operating Income	$247.5	$244.6	$343.1	$383.9	$1,219.1

				Nine
				Months
	Three-Months Ended			Ended
	Dec. 31,	March 31,	June 30,	June 30,
	2004	2005	2005	2005
Net sales
Controls Group	$1,377.3	$1,432.5	$1,406.6	$4,216.4
Seating & Interiors — North America	2,260.1	2,338.2	2,203.3	6,801.6
Seating & Interiors — Europe	2,151.3	2,282.4	2,425.4	6,859.1
Seating & Interiors — Asia	311.5	367.9	361.6	1,041.0

Subtotal Seating & Interiors	4,722.9	4,988.5	4,990.3	14,701.7

Battery Group	720.2	679.6	665.2	2,065.0

Total	$6,820.4	$7,100.6	$7,062.1	$20,983.1

Operating income
Controls Group	$35.6	$51.1	$93.0	$179.7
Seating & Interiors — North America	76.5	84.6	115.3	276.4
Seating & Interiors — Europe	25.7	59.4	80.8	165.9
Seating & Interiors — Asia	7.2	8.4	3.3	18.9

Subtotal Seating & Interiors	109.4	152.4	199.4	461.2

Battery Group	93.2	66.5	75.7	235.4

Total	238.2	270.0	368.1	876.3

Restructuring Costs	—	(210.0)	—	(210.0)

Consolidated Operating Income	$238.2	$60.0	$368.1	$666.3

Management evaluates the performance of the segments based primarily on operating income, excluding discontinued operations, significant restructuring costs and other significant non-recurring gains and losses. Operating revenues and expenses are allocated to business segments in determining segment operating income.